— CONFIDENTIAL TREATMENT REQUESTED —
Certain portions of this Exhibit have been omitted pursuant to Rule 24b-2 and are subject to a confidential treatment request. Copies of this Exhibit containing the omitted information have been separately filed with the Securities and Exchange Commission. The omitted portions of this document are marked with [* * *].
Exhibit 10.1
September 14, 2010
Mr. John C. McKeon
Dear John:
On behalf of The Dallas Morning News (TDMN) and A. H. Belo Corporation, we are pleased to offer you the attached retention and relocation package. As an executive officer of TDMN, the terms of your compensation and relocation package may be subject to various SEC disclosure rules.
We look forward to you continuing your employment with The Morning News. However, we recognize that you retain the option, as does the Company, of ending your employment with TDMN at any time, with or without cause. As such, your employment with TDMN is at-will, and neither this letter nor any other oral or written representations may be considered a contract of employment for any specified period of time.
Please indicate your acceptance of this offer by signing and dating in the space provided below. If you have any questions, please feel free to call me at 214-977-7246.

Sincerely,
/s/ Dan Blizzard
Dan Blizzard
Senior Vice President & Secretary A. H. Belo Corporation

Accepted:	/s/ John C. McKeon 9/22/10
John C. McKeon

cc: Mr. James M. Moroney III

John McKeon
Retention & Relocation Offer
September 14, 2010

A.	Title:	President and General Manager The Dallas Morning News

B.	Base Salary:	$400,000

C.	Target Bonus %:	60%

D.	Equity Awards	You will be eligible to receive equity awards under the terms of the Company’s Incentive Compensation Plan

E.	Retention Bonus:	$300,000 Net After Tax ($407,886 Pre-Tax)

F.	Relocation Assistance:	The Company will purchase your home in California for $[***] if it does not sell after being listed for 180 days at the suggested listing price as agreed upon by HRO and the real estate agent selected by HRO. [***]

If you purchase a home in Texas, prior to selling your home in California to a third party or to the Company as outlined in section D above, the Company will reimburse you for the cost of the monthly mortgage payment, taxes, insurance and HOA dues on your Texas home. The Company will “gross-up” all such payments for taxes.

Per the Homeowner Relocation Policy offered to you at the time of your hire in August 2007 (copy attached) with the following clawback/repayment schedule and any other exceptions as approved by the Senior Vice President & Secretary of A. H. Belo Corporation.

G.	Clawback/Repayment:	If you voluntarily resign from the Company during a three-year period from the date you sign the retention and relocation agreement, you will be required to repay the Company for all or a portion of the after-tax amount of the retention bonus ($300,000), closing costs and relocation expenses ($328,500) for a total of $628,500, per the following schedule:

	Repayment
Time Period	%	$
First 12 Months	100%	$628,500
12 - 24 Months	75%	$471,375
24 - 36 Months	50%	$314,250